    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 22, 1996

                                                      REGISTRATION NO. 333-05183
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                AMENDMENT NO. 5
                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                       METRO ONE TELECOMMUNICATIONS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

               OREGON                               7389                             93-0995165
    (STATE OR OTHER JURISDICTION        (PRIMARY STANDARD INDUSTRIAL              (I.R.S. EMPLOYER
 OF INCORPORATION OR ORGANIZATION)      CLASSIFICATION CODE NUMBER)            IDENTIFICATION NUMBER)

                            ------------------------

                            8405 S.W. NIMBUS AVENUE
                            BEAVERTON, OREGON 97008
                                 (503) 643-9500
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                               TIMOTHY A. TIMMINS
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                            8405 S.W. NIMBUS AVENUE
                            BEAVERTON, OREGON 97008
                                 (503) 643-9500
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                            ------------------------

                                   COPIES TO:

               BYRON W. MILSTEAD, ESQ.                                 TODD A. BAUMAN, ESQ.
       ATER WYNNE HEWITT DODSON & SKERRITT, LLP                          STOEL RIVES LLP
            222 S.W. COLUMBIA, SUITE 1800                       900 S.W. FIFTH AVENUE, SUITE 2300
             PORTLAND, OREGON 97201-6618                              PORTLAND, OREGON 97204
                    (503) 226-1191                                        (503) 294-9812

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 426(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. / / ________.

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ________.

    If delivery of this prospectus is expected to be made pursuant to Rule 434, check the following box. / /

                        CALCULATION OF REGISTRATION FEE

- -------------------------------------------------------------------------------------------------------
                                                                       PROPOSED MAXIMUM
                                                       PROPOSED MAXIMUM    AGGREGATE
        TITLE OF EACH CLASS OF           AMOUNT TO BE   OFFERING PRICE     OFFERING       AMOUNT OF
      SECURITIES TO BE REGISTERED         REGISTERED     PER SHARE(1)      PRICE(1)    REGISTRATION FEE
- -------------------------------------------------------------------------------------------------------
Comon Stock, no par value(2)...........    2,760,000        $10.00       $27,600,000      $9,518

================================================================================

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457.

(2) Includes 360,000 shares to be issued pursuant to the Underwriters' over-allotment option.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, expected to be incurred by the Registrant in connection with the offering described in this Registration Statement. All amounts, except the SEC registration fee, the NASD filing fee and the NASDAQ National Market System listing fee are estimates.

    SEC Registration Fee......................................................  $  9,517
    NASD Filing Fee...........................................................     2,800
    NASDAQ Listing Fee........................................................    41,284
    Printing and Engraving Expenses...........................................   100,000
    Accounting Fees and Expenses..............................................    80,000
    Legal Fees and Expenses...................................................   250,000
    Blue Sky Fees and Expenses (including fees of Counsel)....................    10,000
    Transfer Agent and Registrar Fees.........................................    10,000
    Directors and Officer Insurance...........................................   260,000
    Miscellaneous Expenses....................................................    36,399
                                                                                --------
              Total...........................................................  $800,000
                                                                                ========

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     As an Oregon corporation the Company is subject to the Oregon Business Corporation Act ("OBCA") and the exculpation from liability and indemnification provisions contained therein. Pursuant to Section 60.047(2)(d) of the OBCA,
Article X of the Company's Second Restated Articles of Incorporation (the "Articles") eliminates the liability of the Company's directors to the Company or its stockholders, except for any liability related to breach of the duty of loyalty, actions not in good faith and certain other liabilities.

     Section 60.387 et seq. of the OBCA allows corporations to indemnify their directors and officers against liability where the director or officer has acted in good faith and with a reasonable belief that actions taken were in the best interests of the corporation or at least not adverse to the corporation's best interests and, if in a criminal proceeding, the individual had no reasonable cause to believe the conduct in question was unlawful. Under the OBCA, corporations may not indemnify against liability in connection with a claim by or in the right of the corporation but may indemnify against the reasonable expenses associated with such claims. Corporations may not indemnify against breaches of the duty of loyalty. The OBCA provides for mandatory indemnification of directors against all reasonable expenses incurred in the successful defense of any claim made or threatened whether or not such claim was by or in the right of the corporation. Finally, a court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances whether or not the director or officer met the good faith and reasonable belief standards of conduct set out in the statute.

     The OBCA also provides that the statutory indemnification provisions are not deemed exclusive of any other rights to which directors or officers may be entitled under a corporation's articles of incorporation or bylaws, any agreement, general or specific action of the board of directors, vote of stockholders or otherwise.

     Article X of the Articles requires the Company to indemnify its directors and officers to the fullest extent not prohibited by law. The Bylaws of the Company (the "Bylaws") also require the Company to indemnify its directors and officers to the fullest extent permitted by the OBCA.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     Within the last three years, the Company has sold securities without registration under the Securities Act in the transactions and in reliance on the exemptions from registration described below.

          (a) The Company completed a recapitalization and reverse stock split effective December 12, 1995, in which each share of Common Stock, without par value, then outstanding was converted to .2857 Shares of Common Stock (approximately a 1 for 3.5 reverse split). The issuance of shares in the recapitalization was exempt from registration pursuant to Section 3(a)(9) of the Securities Act and did not involve a sale of securities.

          (b) Between June 1993 and October 1993, the Company sold an aggregate of 325,137 shares of its Common Stock at $8.05 per share to 173 purchasers. The sales of these shares may not have complied in all material respects with all applicable state and federal securities laws and the exemptions available under such laws. See "Business -- Securities Law Issues."

          (c) Between June 1993 and February 1996, 59 holders of warrants and options exercised such warrants and options to purchase an aggregate of 665,041 shares of the Company's Common Stock for an aggregate purchase price of $1,144,747, at exercise prices ranging from $.04 to $5.25. The sales of 57,140 of the shares described in this paragraph may not have complied in all material respects with all applicable stock and federal securities laws and the exemptions available under such laws. The sales of the remaining 607,901 shares described in this paragraph were exempt from registration pursuant to Section 4(2) of the Securities Act.

          (d) Between January 1994 and July 1994, the Company sold an aggregate of $3,610,000 of its 10% Subordinated Notes with Warrants (the "1994 Subordinated Notes") in private transactions with 28 purchasers, each of whom the Company believes was on "accredited investor" within the meaning of Rule 501 of the Securities Act. The sale of the 1994 Subordinated Notes was exempt from registration pursuant to Section 4(2) of the Securities Act.

          (e) In September 1994, the Company sold 5,714 shares of its Common Stock to one purchaser in exchange for services to the Company with a value of $13,200. The sale of these shares was exempt from registration pursuant to Section 4(2) of the Securities Act.

          (f) Between November 1994 and July 1995, the Company sold an aggregate of $5,000,000 of its 8% Convertible Secured Notes in private transactions with 22 purchasers, each of whom the Company believes was an "accredited investor" within the meaning of Rule 501 of the Securities Act. The sale of the 8% Notes was exempt from registration pursuant to Section 4(2) of the Securities Act.

          (g) Between January 1995 and March 1995, the Company sold $3,860,000 of its 10% Subordinated Notes with Warrants (the "1995 Subordinated Notes") in private transactions with 27 purchasers, each of whom the Company believes was an "accredited investor" within the meaning of Rule 501 of the Securities Act. The sale of the 1995 Subordinated Notes was exempt from registration pursuant to Section 4(2) of the Securities Act.

          (h) Between October 1995 and November 1995, the holders of the Company's 8% Convertible Secured Notes converted an aggregate of $5,000,000 principal amount of such Notes into 2,164,402 shares of the Company's Common Stock. The issuance of the Common Stock in the conversion was exempt from registration pursuant to Section 3(a)(9) of the Securities Act.

          (i) In October 1995, certain holders of the 1994 and 1995 Subordinated Notes exercised warrants to purchase an aggregate of 293,131 shares of the Company's Common Stock for an aggregate purchase price of $1,003,080. The issuance of the Common Stock upon the exercise of the warrants was exempt from registration pursuant to Section 4(2) of the Securities Act.

          (j) Between December 1995 and March 1996, $3,210,000 in principal amount of the Company's 1995 Subordinated Notes were exchanged with the Company for 611,440 shares of the Company's

     Common Stock. The issuance of the Common Stock in the exchange was exempt from registration pursuant to Section 3(a)(9) of the Securities Act.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits

NUMBER                                          DESCRIPTION
- ------       ----------------------------------------------------------------------------------
  1.0    --  Form of Underwriting Agreement+
  3.1    --  Second Restated Articles of Incorporation of Metro One Telecommunications, Inc.(2)

  3.2    --  Amended and Restated Bylaws of Metro One Telecommunications, Inc.+
  5.0    --  Opinion of Ater Wynne Hewitt Dodson & Skerritt, LLP as to the legality of the securities being registered
 10.1    --  Form of Enhanced Directory Assistance Agreement(1)
 10.2    --  Enhanced Directory Assistance Agreement between Ameritech Mobile Communications,
             Inc. and the Company dated June 16, 1994.+(3)
 10.3    --  1994 Stock Incentive Plan(2)
 10.4    --  Consulting Agreement with G. Raymond Doucet(1)
 10.5    --  Loan and Security Agreement between Silicon Valley Bank and the Company dated
             March 15, 1996(2)
 10.6    --  1995 Employment Agreement with Timothy A. Timmins(2)
 10.7    --  1995 Employment Agreement with Patrick M. Cox(2)
 10.8    --  Lease Agreement between and among Petula Associates, Ltd., Koll Creekside
             Associates and the Company(1)
 23.1    --  Consent of Ater Wynne Hewitt Dodson & Skerritt, LLP (included in legal opinion filed as Exhibit 5.0)
 23.2    --  Consent of Deloitte & Touche LLP (See page II-7)
 23.3    --  Consent of Price Waterhouse LLP (See page II-8)
 23.4    --  Consent of Ater Wynne Hewitt Dodson & Skerritt+
 24.0    --  Powers of Attorney (included in signature page in Part II of the Registration
             Statement)

- ---------------

 +  Previously filed as an Exhibit to this Registration Statement.

(1) Filed as an Exhibit to the Company's Registration Statement on Form SB-2 (Commission File No. 33-88926-LA) and incorporated herein by reference.

(2) Filed as an Exhibit to the Company's Annual Report on Form 10-KSB (Commission File No. 0-27024) and incorporated herein by reference.

(3) Certain portions of Exhibit 10.2 are the subject of a request for confidential treatment and have been omitted from the exhibit and have been filed separately with the Commission.

     (b) Financial Statement Schedules

ITEM 17.  UNDERTAKINGS.

     (a) The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (c) The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Portland, State of Oregon, on the 22nd day of August, 1996.

                                          METRO ONE TELECOMMUNICATIONS, INC.

                                          By: /s/  TIMOTHY A. TIMMINS

                                            ------------------------------------
                                            Timothy A. Timmins
                                            President and Chief Executive
                                              Officer

                               POWER OF ATTORNEY

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been duly signed by the following persons in the capacities indicated on August 22, 1996.

                  SIGNATURE                                         TITLE
- ---------------------------------------------   ----------------------------------------------
/s/  TIMOTHY A. TIMMINS                         President, Chief Executive Officer and
- ---------------------------------------------   Director (Principal Executive Officer)
Timothy A. Timmins
*                                               Senior Vice President, Chief Financial Officer
- ---------------------------------------------   and Secretary (Principal Financial Officer)
Stebbins B. Chandor, Jr.
*                                               Vice President-Technology
- ---------------------------------------------
Patrick M. Cox
*                                               Vice President-Directory Assistance Services
- ---------------------------------------------
Kevin S. Anderson
*                                               Vice President-Field Operations
- ---------------------------------------------
Gary E. Henry
/s/ KAREN L. JOHNSON                            Vice President and Controller (Principal
- ---------------------------------------------   Accounting Officer)
Karen L. Johnson
*                                               Vice President-Information Systems
- ---------------------------------------------
Michael A. Kepler
*                                               Chairman of the Board
- ---------------------------------------------
A. Jean de Grandpre
*                                               Director
- ---------------------------------------------
G. Raymond Doucet

                  SIGNATURE                                         TITLE
- ---------------------------------------------   ----------------------------------------------
*                                               Director
- ---------------------------------------------
William D. Rutherford
*By: /s/ TIMOTHY A. TIMMINS
    -----------------------------------------
    Timothy A. Timmins
    Attorney-in-Fact

                                                                    EXHIBIT 23.2

INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Amendment No. 4 to Registration Statement No. 333-05183 of Metro One Telecommunications, Inc. on Form S-1 of our report dated March 18, 1996, appearing in the Prospectus, which is part of this Registration Statement and to the reference to us under the heading "Experts" in such Prospectus.

/s/
DELOITTE & TOUCHE LLP

Portland, Oregon
August 21, 1996

                                                                    EXHIBIT 23.3

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in the Prospectus constituting part of this Amendment No. 4 to Registration Statement on Form S-1 of our report dated February 6, 1995, relating to the financial statements of Metro One Telecommunications, Inc. (formerly Metro One Direct Information Services, Inc.), which appears in such Prospectus. We also consent to the reference to us under the heading "Experts" in such Prospectus.

/s/
PRICE WATERHOUSE LLP

Portland, Oregon
August 21, 1996

                       METRO ONE TELECOMMUNICATIONS, INC.

                               INDEX TO EXHIBITS

EXHIBIT
NUMBER                               IDENTIFICATION OF EXHIBITS                          PAGE NO.
- ------       --------------------------------------------------------------------------  --------
  1.0+   --  Form of Underwriting Agreement............................................
  3.1    --  Second Restated Articles of Incorporation of Metro One Telecommunications,
             Inc.(2)...................................................................
  3.2    --  Amended and Restated Bylaws of Metro One Telecommunications, Inc.+........
  5.0    --  Opinion of Ater Wynne Hewitt Dodson & Skerritt, LLP as to the legality of the securities being registered...........................................
 10.1    --  Form of Enhanced Directory Assistance Agreement(1)........................
 10.2    --  Enhanced Directory Assistance Agreement between Ameritech Mobile
             Communications, Inc. and the Company dated June 16, 1994.(3)+.............
 10.3    --  1994 Stock Incentive Plan(2)..............................................
 10.4    --  Consulting Agreement with G. Raymond Doucet(1)............................
 10.5    --  Loan and Security Agreement between Silicon Valley Bank and the Company dated March 15, 1996(2)...................................................
 10.6    --  1995 Employment Agreement with Timothy A. Timmins(2)......................
 10.7    --  1995 Employment Agreement with Patrick M. Cox(2)..........................
 10.8    --  Lease Agreement between and among Petula Associates, Ltd., Koll Creekside
             Associates and the Company(1)
 23.1    --  Consent of Ater Wynne Hewitt Dodson & Skerritt, LLP (included in legal opinion filed as Exhibit 5.0).............................................
 23.2    --  Consent of Deloitte & Touche LLP (See page II-7)..........................
 23.3    --  Consent of Price Waterhouse LLP (See page II-8)...........................
 23.4    --  Consent of Ater Wynne Hewitt Dodson & Skerritt+...........................
 24.0    --  Powers of Attorney (included in signature page in Part II of the
             Registration Statement)...................................................

- ---------------

 +  Previously filed as an Exhibit to this Registration Statement.

(1) Filed as an Exhibit to the Company's Registration Statement on Form SB-2 (Commission File No. 33-88926-LA) and incorporated herein by reference.

(2) Filed as an Exhibit to the Company's Annual Report on Form 10-KSB (Commission File No. 0-27024) and incorporated herein by reference.

(3) Certain portions of Exhibit 10.2 are the subject of a request for confidential treatment and have been omitted from the exhibit and have been filed separately with the Commission.